Annex A

Executive Officers and Directors of Vega SAS

The name and principal occupation of each director and executive officer of Vega SAS are set forth below. Unless otherwise stated, the address for each person listed below is 16 rue de la Ville l’Evêque 75008 Paris, France.

Name	Title	Principal Occupation or Employment	Citizenship
Xavier Niel	President (Président) of Maya SAS, itself President of Vega SAS	President (Président) of Maya SAS, itself President of Vega SAS	France

Except as set forth in this Schedule 13D, to the best knowledge of the Reporting Persons, none of the individuals listed above beneficially owns any Ordinary Shares.

Executive Officers and Directors of Maya SAS

The name and principal occupation of each director and executive officer of Maya SAS are set forth below. Unless otherwise stated, the address for each person listed below is 16 rue de la Ville l’Evêque 75008 Paris, France.

Name	Title	Principal Occupation or Employment	Citizenship
Xavier Niel	President (Président)	President (Président)	France

Except as set forth in this Schedule 13D, to the best knowledge of the Reporting Persons, none of the individuals listed above beneficially owns any Ordinary Shares.